EXHIBIT 5.1



                    [Letterhead of Stroock & Stroock & Lavan]


July 16, 1996

Marker International
2300 South 1070 West
Salt Lake City, Utah 84119

Ladies and Gentlemen:

We have acted as counsel to Marker International, a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (Registration No. 333-6299), as amended to the date hereof (the "Registration Statement"), relating to the proposed public offering (the "Offering") of 3,400,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of which 2,500,000 shares are being sold by the Company and 900,000 shares are being sold by Henry E. Tauber who is Chairman of the Board, President and the principal stockholder of the Company (the "Selling Stockholder"), and up to an additional 510,000 shares of Common Stock which may be offered for sale, contributed in equal amounts by the Company and the Selling Stockholder, in the event the underwriters for the Offering elect to exercise their over-allotment option (all such shares of Common Stock being hereinafter referred to as the "Shares").

As such counsel, we have examined copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement,

Marker International
July 16, 1996
Page 2



the Prospectus which forms a part of the Registration Statement and originals or copies of such corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York and federal laws of the United States of America. With respect to all matters of Utah law, we have relied solely upon the opinion of Utah counsel, Prince, Yeates & Geldzahler, dated the date hereof, a copy of which is filed as an exhibit to the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be offered by the Company, when and if issued and sold, and the Shares to be offered by the Selling Stockholder, when and if sold, in each case under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons

Marker International
July 16, 1996
Page 3



whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN
- -----------------------------
STROOCK & STROOCK & LAVAN